Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Second Quarter 2009 Financial Results

LITTLETON, MA – August 12, 2009 — Dover Saddlery, Inc. (NASDAQ: DOVR), the leading multichannel retailer of equestrian products, today reported financial results for the second quarter ended June 30, 2009.

Second Quarter Results

“We are pleased with the improvement in our financial performance in the second quarter,” said Stephen L. Day, president and CEO of Dover Saddlery. “Our stringent cost reduction initiatives have led to a very positive increase in net income and earnings per share. Market conditions continue to be challenging; however, we are seeing some signs of improvement, and as we see further signs, we will increase our marketing spend in order to stimulate growth.”

Total revenues for the second quarter were $19.1 million, a 4.2% decrease compared to revenues of $19.9 million for the second quarter of 2008. Retail store channel revenues increased 13.7% to $6.7 million, primarily as a result of our retail store expansion. Direct channel revenues decreased 11.6%, which was attributable to soft consumer demand. Same-store-sales, while improving from the first quarter, declined 1.6% compared to the second quarter of 2008.

Net income for the second quarter increased 36% to $340,000 as compared to $250,000 for the prior year. Resulting earnings per diluted share increased to $0.06, versus earnings per diluted share of $0.05 in the corresponding period of 2008.

Year-to-Date Results

For the first six months of 2009, total revenues were $35.5 million, a decrease of 5.5% from $37.6 million for the same period in 2008. Revenues from the retail channel increased 13.2% to $11.3 million, while direct channel revenues were down 12.3%. Net loss for the first six months of 2009 increased to $(250,000) compared to $(109,000) for the prior period. The resulting loss per share was $(0.05) compared to $(0.02) in the first half of 2008.

Business Outlook 2009

Until there is greater long-term visibility on economic conditions and consumer behavior, the Company is not providing guidance on business prospects in 2009.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast on Wednesday August 12th at 8:30 a.m. ET to discuss its first quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2009, the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues, net- direct	$12,456	$14,087	$24,178	$27,583
Revenues, net – retail stores	6,654	5,854	11,333	10,012

Revenues, net — total	$19,110	$19,941	$35,511	$37,595
Cost of revenues	12,049	12,967	22,764	24,266

Gross profit	7,061	6,974	12,747	13,329
Selling, general and administrative expenses	5,934	6,284	12,500	12,870

Income from operations	1,127	690	247	459
Interest expense, financing and other related costs, net	338	315	650	648
Other investment income, net	(26)	(2)	(19)	(2)

Income (loss) before income tax provision (benefit)	815	377	(384)	(187)
Provision (benefit) for income taxes	475	127	(134)	(78)

Net income (loss)	$340	$250	$(250)	$(109)

Net income (loss) per share
Basic	$0.07	$0.05	$(0.05)	$(0.02)

Diluted	$0.06	$0.05	$(0.05)	$(0.02)

Number of shares used in per share calculation
Basic	5,187,000	5,177,000	5,187,000	5,141,000
Diluted	5,259,000	5,290,000	5,187,000	5,141,000
Other Operating Data:
Number of retail stores(1)	13	11	13	11
Capital expenditures	41	267	281	497
Gross profit margin	37.0%	35.0%	35.9%	35.5%

(1)	Includes twelve Dover-branded stores and one Smith Brothers store; the June 30, 2009 store count includes the Alpharetta, GA Dover-branded store opened in Q4 2008, and the North Kingstown, RI Dover-branded store opened in Q1 2009.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$356	$448
Accounts receivable	604	833
Inventory	17,196	17,330
Prepaid catalog costs	1,288	1,673
Prepaid expenses and other current assets	1,272	997

Total current assets	20,716	21,281
Net property and equipment	3,480	3,599
Other assets:
Deferred income taxes	593	583
Intangibles and other assets, net	992	989

Total other assets	1,585	1,572

Total assets	$25,781	$26,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$698	$480
Accounts payable	1,231	2,168
Accrued expenses and other current liabilities	3,269	3,640
Deferred income taxes	258	212

Total current liabilities	5,456	6,500
Long-term liabilities:
Revolving line of credit	8,800	8,300
Subordinated notes payable, net	4,984	4,907
Capital lease obligation, net of current portion	81	125

Total long-term liabilities	13,865	13,332
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,187,038 as of June 30, 2009 and December 31, 2008	1	1
Additional paid in capital	44,891	44,801
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(32,350)	(32,100)

Total stockholders’ equity	6,460	6,620

Total liabilities and stockholders’ equity	$25,781	$26,452